Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269448

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated May 30, 2023)

AlTi Global, Inc.

Shares of Class A Common Stock

Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 30, 2023, with respect to our Registration Statement on Form S-1 (File No. 333-269448) (as supplemented to date, the “Prospectus”), with the information contained in the attached Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement will have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock are traded on the Nasdaq Capital Market under the symbol “ALTI”. On June 30, 2023, the closing price of the Class A Common Stock was $7.66 per share.

Investing in our securities involves risks. You should carefully read the discussion in “Risk Factors” beginning on page 7 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 3, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2023

AlTi Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40103	92-1552220
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 21st Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 396-5904

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 29, 2023, AlTi Global, Inc. (the “Company”), held its 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The final voting results for the proposals submitted to a vote for the Company’s stockholders at the Annual Meeting are as follows:

Proposal 1: Election of 11 directors to the Board of Directors of the Company to hold office until the Company’s 2024 Annual Meeting of Stockholders or until their respective successors are elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
Ali Bouzarif	74,444,468	517,703	537,891
Norma Corio	74,444,563	517,608	537,891
Nancy Curtin	74,543,645	418,526	537,891
Kevin T. Kabat	74,961,712	459	537,891
Timothy Keaney	74,961,712	459	537,891
Judy Lee	74,961,712	459	537,891
Spiros Maliagros	74,548,443	413,728	537,891
Craig Smith	74,444,463	517,708	537,891
Michael Tiedemann	74,567,819	394,352	537,891
Tracey Brophy Warson	74,961,714	457	537,891
Peter Yu	71,756,894	3,205,277	537,891

Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.

Votes For	Votes Against	Abstentions	Broker Non-Votes
75,499,463	599	0	0

No other matters were considered or voted upon at the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTI GLOBAL, INC.

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Chief Executive Officer

Date: July 3, 2023